                                                                 Exhibit 99.1
For Immediate Release
October 11, 2007

           NORDSTROM SAME-STORE SALES FOR SEPTEMBER INCREASE 3.2 PERCENT
                         AND COMPANY REVISES OUTLOOK
      SEATTLE - October 11, 2007 - Nordstrom, Inc. (NYSE: JWN) today reported preliminary sales of $762.2 million for the five-week period ending October 6, 2007, an increase of 4.1 percent compared to sales of $732.5 million for the five-week period ending September 30, 2006. Same-store sales increased
3.2 percent.
      Preliminary quarter-to-date sales of $1.34 billion increased 7.6 percent compared to sales of $1.25 billion during the same period in 2006. Quarter-to-date same-store sales increased 4.6 percent.
      Preliminary year-to-date sales of $5.69 billion increased 7.2 percent compared to sales of $5.31 billion during the same period in 2006. Year-to-date same-store sales increased 6.8 percent.

UPDATED THIRD QUARTER OUTLOOK
       "We are pleased to report positive same store sales during a month that appeared to be challenging for our industry. While we did experience positive same store sales growth, we did not achieve our plan. In addition, we entered the quarter with inventory levels above our plan and our below-plan sales performance put additional pressure on inventory levels. We are taking immediate action to bring inventory levels in line, which will negatively impact merchandise margins for the remainder of the year," commented Blake Nordstrom, President of Nordstrom, Inc.
      The company's below plan sales performance combined with its higher inventory position will lower expected earnings. As a result, the company now expects to deliver third quarter earnings per share of $0.50 to $0.53, which is below its prior outlook of $0.61 to $0.64. Additionally, third quarter same-store sales are now expected to increase two to four percent, below the four to five percent range announced at the end of the second quarter. In keeping with its normal practice, the company will update fourth quarter and full year guidance on November 19 upon releasing third quarter earnings.
       "We remain committed to our long-term strategy and feel we are in a strong competitive and financial position," continued Nordstrom. "We believe that we can continue to gain market share by offering the best fashion available, increasing our presence where our customers shop and improving the shopping experience our customers have with us. Regardless of whether our customers choose to shop with us online or in stores, we are working to make their experience with Nordstrom a more convenient and seamless one. Our current schedule of new store openings presents opportunities to reach many new customers in great retail destinations and desirable markets, some of which are brand new for our company. The initial results from our newest full-line stores in Natick, Mass., and Novi, Mich., and our new Nordstrom Rack in Tukwila, Wash., which all opened in September, are particularly encouraging. While it's early, these stores have generated a great response from customers and experienced strong results, beating our preliminary expectations."
SALES RECORDING
      To hear Nordstrom's pre-recorded September sales message, please dial
(402) 220-6036.  This recording will be available for one week.
SEPTEMBER SALES RESULTS


SALES SUMMARY                           Total Sales (1)                  Same-store Sales (2)
(unaudited; $ in millions)              -----------                      ----------------
                              Fiscal         Fiscal    Percent        Total    Full-line   Rack
                               2007           2006      Increase       Retail   Stores    Stores
                              ------         ------    --------       ------   ---------   ------
September                     $762.2         $732.5     4.1%            3.2%      1.8%       9.1%

Quarter-to-date             $1,344.5       $1,249.6     7.6%            4.6%      2.9%       9.5%

Year-to-date                $5,687.9       $5,307.3     7.2%            6.8%      5.5%      10.5%

Number of stores (3)
    Full-line                  100             99
    Rack and other              60             57
    International
    Faconnable boutiques         0             35
                               ----           ----
    Total                      160            191
Gross square
footage                 20,452,000     20,219,000

(1)Total sales results include the impact of the sales return reserve and sales from our international Faconnable boutiques through August 31, 2007. Total sales results also include sales from our Crossroads Plaza Mall full-line store in Salt Lake City, Utah, which closed in January 2007 in preparation for its planned relocation in 2011.
(2)Same-store sales results exclude the reserve in calculations from our international Faconnable boutiques. Same-store sales results also exclude the impact of the Crossroads Plaza Mall full-line store closure.
(3)The number of international Faconnable boutiques reflects the sale of our Faconnable subsidiary.
      On August 31, 2007, we completed the previously announced sale of our international and wholesale Faconnable businesses. The sale of our four U.S. Faconnable boutiques is expected to close in our third quarter.

EXPANSION UPDATE
The company plans to open a full-line store at the Cherry Creek Shopping Center in Denver, Colo., on October 19, 2007.
FUTURE REPORTING DATES
Nordstrom's financial release calendar for the next three months is currently planned as follows:

                  October Sales Release         Thurs., November 8, 2007
                  Third Quarter Earnings        Mon., November 19, 2007
                  November Sales Release        Thurs., December 6, 2007
                  December Sales Release        Thurs. January 10, 2007

    Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 160 US stores located in 28 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 100 Full-line stores, 51 Nordstrom Racks, two Jeffrey boutiques, four U.S. Faconnable boutiques, one free-standing shoe store, and two clearance stores. In addition, Nordstrom serves customers through its online presence at www.nordstrom.com and through its catalogs. Nordstrom, Inc. is publicly traded on the NYSE under the symbol JWN.
Investor Contact:                   Media Contact:
Chris Holloway, 206-303-3290        Michael Boyd, 206-373-3038

Certain statements in this news release contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties, including anticipated earnings results, anticipated sales results and same-store sales rates for the 2007 third quarter, the anticipated impact on same-store sales rates for those periods due to the fiscal 2006 53rd week timing shift, the anticipated closing of the sale of the company's four U.S. Faconnable boutiques, planned store openings and trends in company operations. Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to, our ability to respond to the business environment and fashion trends, effective inventory management, the impact of economic and competitive market forces, successful execution of our store growth strategy including the timely completion of construction associated with newly planned stores, our compliance with information security and privacy laws and regulations, employment laws and regulations, and other laws and regulations applicable to the company, successful execution of our multi-channel strategy, our ability to safeguard our brand and reputation, efficient and proper allocation of our capital resources, successful execution of our technology strategy, the impact of terrorist activity or war on our customers and the retail industry, trends in personal bankruptcies and bad debt write-offs, changes in interest rates, our ability to control costs, our ability to maintain our relationships with our employees, weather conditions, and hazards of nature. Our SEC reports, including our Form 10-K for the fiscal year ended February 3, 2007, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.